ACQUISITION MEMORANDUM

 “Proposed 100% Interest Purchase Agreement”

February 15, 2006

Attn: Mr. C.W. Tucker and Mr. Thomas H. Noble

Quest Oil Corporation (Buyer) is interested in pursuing the purchase of 100% interest in L-TEXX Petroleum, LP, L-TEXX Management, LLC and Longleaf Production, LLC (the Companies) held equally by members C. W. (Bill) Tucker & Thomas H. Noble (Sellers).

The following terms as agreed will form the basis of a formal “Acquisition Agreement”.  Upon signing “Acquisition Memorandum” the parties will have 45 days to conclude due diligence and decide to conclude the “Acquisition Agreement”.  The Acquisition Agreement and related closing documents will have such terms that are customary for this type of transaction.

1.

The “Acquisition Memorandum” is representing the 100% Interest Purchase Agreement of the Companies as they are presently being operated, including all staff, equipment, liabilities, assets, reserves, production and infrastructure as identified on the financial statements of the Companies as of this date as executed on the “Acquisition Memorandum”.

2.

Proven Reserve Assets belonging to the Companies consist of those contained in the leases owned by the Companies, as detailed in Exhibit “A” and subject to verification by independent legal opinion providing confirmation the leases are in good standing, as represented free of all liens (other than assumed Bank debt), encumbrances and environmental issues.

3.

Equipment Assets are those belonging to the Companies as detailed in Exhibit “B”. All the equipment type assets owned by the Companies listed under Exhibit “B”, is understood to be the tools-of-the-trade, roads, electrical systems and the oil & gas gathering systems, to the extent owned by the Companies, will be included as part of the 100% Interest Purchase Agreement.  Included in the “Acquisition” is the Dula Pipeline, consisting of 7.5 miles of 6 inch diameter intrastate trunk line with several additional miles of 2 & 3 inch gathering systems.  The Dula Pipeline is within the geographical area of the leases, located in Harrison County – near the city of Waskom, Texas. All rights titles and interests will be assigned to “Buyer” at closing.

Quest Oil and Longleaf Term Sheet

February 15, 2006

4.

All assets owned by the Companies, the Dula Pipeline and the Sellers’ interest in the Companies and the Dula Pipeline are being sold by Sellers “where is/as is.”  Sellers “warrants and represents” there will be no existing liens on any of the assets being sold (other than liens securing any assumed Bank debt) and there is no known pending litigation involving the Companies or any of the assets being sold.  There are no other warranties and all other warranties and representations will be expressly disclaimed and excluded.

5.

The acquisition of the Companies, will include all intellectual property not limited to, seismic data, structure maps, logs, production data, web sites, domains, and other related documentation owned by the Companies. It will also include all historical accounting records and all active oil & gas purchase agreements presently in place.

6.

Acquisition Terms:

a.

$100,000 non-refundable deposit held in trust by Sellers’ legal counsel, to be deposited with Sellers’ legal counsel within 3 business days of signing this Acquisition Memorandum. Deposit will be applied to cash payment at closing.  Deposit will be returned to Quest Oil Corporation if there is evidence of fraud, non-disclosure, falsifying records relating to but not limited to; production levels, number of wells, leases, assets, bank debt, accounts payable, other liabilities and obligations, environmental issues. The Deposit will be paid to Sellers if Quest does not close at no fault or default of Sellers.

b.

Issuance of 2,000,000 Class A Voting common shares of Quest Oil Corporation, issued under Rule 144 subject to liquidation rules and Trade Agreement as defined in Exhibit “C”.

i.

Stock price trigger of events.

1.

10 day average trailing closing price of $2.50 or greater at date of second anniversary and Buyer will make available legal opinion on Sellers shares allowing shares to be free and clear to trade according to the Trade Agreement.

2.

10 day average trailing closing price of $1.50 - $2.50 stock price at date of second anniversary Sellers are entitled to top up provision totaling a stock value of $5 million and in addition Buyer will make available legal opinion on Sellers shares allowing shares to be free and clear to trade according to the Trade Agreement.

3.

10 day average trailing closing price of under $1.49 stock price at date of second anniversary Sellers are entitled to a cash payment from Quest Oil Corporation of $5 million and the shares will be transferred by Seller back to Quest Oil Corporation.

Quest Oil and Longleaf Term Sheet

February 15, 2006

c.

$1,200,000 cash payment; payable $1,200,000 due and payable at closing.

d.

Seller’s are entitled to a security interest, deed of trust lien and collateral assignment (subordinate only to any existing liens securing the assumed Bank debt) on all of the assets of the Companies and on Sellers ownership interest in the Companies being sold to Quest Oil Corporation to secure performance of Quest Oil Company’s obligations.  The liens shall be released at such time that the  trigger event is removed or stock and cash obligations are met.

7.

Bank debt instruments of approximately $1,100,000 will be assumed by the Buyer and will be retired or restructured within a period of six months after closing.  Sellers will remain on debt with personal guarantees for a period of six months.  The Buyer will provide Sellers indemnification until such time Buyer can repay debt or restructure up to a period of six months. Buyer must provide Sellers a formal release from any personal guaranties of such debt within a period of six months after closing.

8.

The Company’s staff and management agree to work together and assist Buyer in the purchase transition. This will give Buyer the opportunity and latitude to discuss employment and terms with the Companies employees. Company management, Bill Tucker and Superintendent will be made available for a period of 60 days at no cost to Buyer.

9.

At 12:01 am of the day of Closing, all oil in the tanks will become the property of Buyer and all gas passing the Sales Meter recorded after Closing will belong to Buyer.

10.

Sellers limit their liability up to $250,000 and for no more than two years after Closing.   Accordingly, any indemnity and related provisions contained in the definitive purchase agreement from Sellers in favor of Buyer will be limited to a maximum of $250,000 and two years.

11.

Sellers agree to have a new Reserve Analysis Report prepared (at their cost) by an independent third-party engineering firm mutually agreed to by Buyer and Sellers.  Sellers make no warranty or representation regarding the Reserve Analysis Report or the Proven Reserve Assets and Buyer shall rely solely on its own investigation and analysis in regards to the Proven Reserve Assets.

14.

Buyer agrees that it will replace Sellers obligations on bonding guarantee of $50,000 cash bond in place with the TRRC within 30 days of Closing.  Any refund of the $50,000 cash bond that Sellers currently have in place with the TRCC shall belong to and be paid to Sellers.

15.

Buyers agree that all outstanding Accounts Receivables belonging to the Companies at Closing will be turned-over to the Seller’s lawyer and held in trust to offset accounts payable received by Buyer after closing. Accounts Payable

Quest Oil and Longleaf Term Sheet

February 15, 2006

defined as expenses relating to or incurred by the Companies in the day to day operations until closing date.

16.

The Buyer agrees to maintain adequate insurance coverage on the Equipment Assets assure full replacement value in case of loss or damage where applicable. Sellers will be named as lienholders on such insurance.  Buyer also agrees to maintain comprehensive liability insurance coverage with coverages not less than currently being maintained by the Companies.

17.

Each party will pay its own closing costs and expenses.  Buyer will pay for any due diligence reports, testing, surveys, and title policy or anything as Buyer may desire to conclude due diligence.

18.

Sellers’ accountant will prepare internal financial statements for the purpose of closing “acquisition agreement”, all federal income tax returns for the Companies to reflect the change in ownership as of the closing date, with Sellers being responsible for all income realized from ownership of the Companies prior to and through the closing date and Buyer being responsible for all income realized from ownership of the Companies after the closing date.  The cost of preparation valid internal monthly statements will be the cost of the Seller. The cost of the preparation of the audited and consolidated financial statements will be paid by the Buyer.

19.

The definitive agreement will have a dispute resolution clause providing that the Agreement is governed by Texas law and all disputes will be resolved by binding arbitration conducted in Jefferson County, Texas.

ACCEPTED BY:                                                         ACCEPTED BY:

QUEST OIL CORPORATION

_______________________,

________

,

Cameron S. King

C. W. (Bill) Tucker

President and CEO

Member

Date:

,

Date:

,

ACCEPTED BY:

                                                                            ___________________, ______

                                                                            Thomas H. Noble            Date

Member

Quest Oil and Longleaf Term Sheet

February 15, 2006

EXHIBIT “A”

“LEASES”

Quest Oil and Longleaf Term Sheet

February 15, 2006

EXHIBIT “B”

“COMPANY ASSETS”

Quest Oil and Longleaf Term Sheet

February 15, 2006

EXHIBIT “C”

“STRUCTURED TRADE AGREEMENT”

Quest Oil and Longleaf Term Sheet

February 15, 2006